                                                                 Exhibit 10.148


                                                 January 29, 1996


Mr. Michael C. Schenk
Director of Sales & Marketing
HUTCH SPORTS USA
1835 Airport Exchange Blvd.
Erlanger, Kentucky   41018

Dear Mr. Schenk:

Thank you for your letter updating us on the status with Willow. In truth we did not know anything about it since our last conversations in 1995 were with people from the New York office.

I enclose a copy of our January, 1995 letter extending the 1985 contract. Generally, the extension was handled when the year end royalty report and check was received.

We are happy to confirm a one year extension to the July 3, 1985 contract for the use of the ENGLISH LEATHER trademark. In conjunction with this, please send us three samples of the current items that were shipped to your customers in 1995 for our review.

With regard to our one ounce bottles, the pricing for shipments after July 1, 1996 will be $ .36 per bottle due to increases in the raw material costs.

We look forward to hearing from you.

                                              Very truly yours,

                                              MEM COMPANY, INC.





                                              Gay A. Mayer

GAM/sd
Enc.

PS:      Please send via RPS or Parcel Post.

                     [WILLOW HOSIERY CO., INC. LETTERHEAD]


                                January 25, 1993



Mr. Gay A. Mayer
Mem Company, Inc.
P.O. Box 928
Northvale, NJ 07647

Dear Gary:

We are writing to request that our License Agreement be extended on the same terms for another year, to expire December 31, 1993.

Thank you for your continued cooperation.

                                              Very truly yours,

                                              /s/ Herb Libowitz

                                              Herb Libowitz
mo

                        EXTENSION OF TRADEMARK AGREEMENT


         This AGREEMENT made as of the last day set forth below, by and between MEM COMPANY, INC., a New York Corporation, having a place of business at Northvale, New Jersey 07647 (hereinafter referred to as "LICENSOR"), and WILLOW HOSIERY CO., INC., a New York Corporation, having a place of business located at 350 Fifth Avenue, New York, New York 10001 (hereinafter referred to as "LICENSEE"),


                              W I T N E S S E T H:


         WHEREAS, LICENSOR and LICENSEE did on the 3rd day of July, 1985, enter into a TRADEMARK AGREEMENT in writing wherein and whereby LICENSOR did grant to LICENSEE a license for the use of a certain TRADE SYMBOL in relation to certain PRODUCTS within a certain TERRITORY from July 1, 1985, until December 31, 1986,


         WHEREAS, pursuant to paragraph 11 of said Trademark Agreement, LICENSEE was granted the option to renew said Trademark Agreement for the 1987 calendar year at a similar minimum royalty of $5,000.


         WHEREAS, LICENSEE has notified LICENSOR that it wishes to renew said Trademark Agreement for calendar year 1987,

         NOW, THEREFORE, in consideration of the sum of $1.00, the receipt of which is hereby acknowledged, and the mutual covenants and agreements herein contained, the parties hereto do agree as follows:


         1. LICENSOR hereby grants to LICENSEE an exclusive and non-transferable License to use the TRADE SYMBOL in relation to the PRODUCTS within the TERRITORY, to commence on January 1, 1987, and to terminate on December 31, 1987.


         2. The extended period of the Trademark Agreement shall be under the same terms and condition as set forth in the Agreement hereto annexed as Appendix I, except as set forth below.


         3. The minimum royalty for the extended term shall be $5,000.


         4, LICENSEE shall have the option to renew the Trademark Agreement for the 1988 calendar year at a similar minimum royalty of $5,000, such option to be exercised by December 1, 1987.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth below.

(Corporate Seal)                            MEM COMPANY, INC.

                                            ("LICENSOR")

ATTEST:
By:                                         By:
    ------------------------                    ----------------------------
Print Name                                  Gay A. Mayer, President
            ----------------                Date:
                                                  --------------------------

(Corporate Seal)                            WILLOW HOSIERY CO., INC.

                                            ("LICENSEE")

ATTEST:
By:                                         By:
    ------------------------                    ----------------------------
Print Name                                  Print Name:
          ------------------                           ---------------------
Print Title                                 Print Title:
          ------------------                           ---------------------
                                            Date:
                                                  --------------------------

                                                                      APPENDIX I

                              TRADEMARK AGREEMENT

         This AGREEMENT is made as of the 3rd day of July, 1985, effective as of the 1st day at July, 1985 (hereinafter referred to as the "EFFECTIVE DATE"), by and between MEM COMPANY, INC., a New York corporation, with its principal office for the transaction of business at Northvale, New Jersey 07647 (hereinafter referred to as "LICENSOR"), and WILLOW HOSIERY CO., INC., a New York corporation, with its principal office for the transaction of business at 350 Fifth Avenue; New York, New York 10001 (hereinafter referred to as "LICENSEE").


                                   WITNESSETH

         WHEREAS, LICENSEE desires to manufacture and market men's hosiery (hereinafter referred to as the "PRODUCTS"), utilizing the TRADE SYMBOL, as hereinafter defined, in the TERRITORY, as hereinafter defined, under grant of right by LICENSOR.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

         1. Definitions: For the purpose of this Agreement, the following definitions shall apply:

         (a)      The term "TRADE SYMBOL" shall mean:

                  (i)      the trademark ENGLISH LEATHER and

                  (ii) such slogans, labels, copyrights, emblems, insignia, and other trade identifying symbols used in connection with the sale of the PRODUCTS pursuant to LICENSOR's written approval or hereafter designated by LICENSOR in writing for use on the PRODUCTS, whether or not said TRADE SYMBOL be registered in the TERRITORY.

         (b) The term "TERRITORY" shall mean the fifty (50) states of the United States and the District of Columbia.

         (c) The terms "affiliated business organizations", "affiliated company" or "affiliates" shall mean any person, firm or corporation that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with the company named.

         (d) The term "control" (including the terms "controlling", "controlled by" and "under common control with"), as used herein, shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of any person, firm or corporation, whether through ownership of voting securities, by contract or otherwise.

         2. Representation by LICENSEE:

         (a) LICENSEE represents to LICENSOR that its present financial structure and present facilities are such that it is now, and will be, in a favorable position to manufacture, distribute, advertise and sell the PRODUCTS within the TERRITORY under the license hereinafter granted with respect to the TRADE SYMBOL.

         (b) LICENSEE represents to LICENSOR that no parent, subsidiary, related or affiliated business organization of LICENSEE is a competitor of LICENSOR.

         3. Grant Of License To Use Of The TRADE SYMBOL:

         (a) LICENSOR, to the extent that it may be able lawfully to do so, hereby grants to LICENSEE, during the term of this Agreement, and subject to its terms and conditions, an exclusive, except as set forth, and non-transferable license to use of the TRADE SYMBOL in relation to the PRODUCTS within the TERRITORY; provided, however, that LICENSOR reserves to itself, for its own use and/or the use of its subsidiaries, related and affiliated business organizations and licensees the right to use the TRADE SYMBOL in the TERRITORY in connection with the sale and promotion of cosmetic, toiletry and fragrance products, other than the PRODUCTS. It is expressly understood that the license granted herein does not extend to any other items except those specific items set forth as the PRODUCTS, which such rights are expressly reserved to LICENSOR. Nothing herein contained shall prohibit, limit or restrict LICENSOR, in any form or manner from using, in the TERRITORY, the TRADE SYMBOL either alone or as a component of another trademark in relation to any other items other than the PRODUCTS and nothing herein contained shall prohibit, limit or restrict LICENSOR from licensing or otherwise disposing of such use, in the TERRITORY, to any other person, firm or corporation.

         (b) The TRADE SYMBOL may be used by LICENSEE only in relation to the PRODUCTS.

         (c) The permitted use by LICENSEE of the TRADE SYMBOL shall be subject to the written instructions of LICENSOR furnished to LICENSEE from time to time, and shall be made only in relation to the PRODUCTS which conform strictly to written standards and written specifications furnished and/or approved, from time to time in writing, by LICENSOR, and only after the complete package thereof has been submitted to LICENSOR and the express written approval has been received by LICENSEE from LICENSOR. Prior to any use, LICENSEE shall submit to LICENSOR for written approval all designs, materials, packages, labels, promotional materials and advertising for use in relation to the PRODUCTS and any and all items on which the TRADE SYMBOL appears and LICENSEE specifically undertakes to amend to the satisfaction of LICENSOR any such usage, designs, materials, packages, labels, promotional materials and advertising which are not approved by LICENSOR. Prior to initial sale, LICENSEE shall submit to LICENSOR for written approval, samples of each of the PRODUCTS. Except as expressly provided herein, neither LICENSEE nor any parent, subsidiary, related or affiliated business organization of LICENSEE shall use the TRADE SYMBOL in relation to the PRODUCTS or in relation to any other merchandise of any kind or nature whatsoever. LICENSEE shall not offer for sale any of the PRODUCTS bearing the TRADE SYMBOL for which it has not received written approval or which are of a quality or a standard inferior to that prescribed and/or approved by LICENSOR or which will tend to injure the reputation and goodwill attached to the TRADE SYMBOL. LICENSEE shall indemnify and hold LICENSOR harmless against any expense or damages, including court costs and reasonable attorneys fees, resulting from any default on the part of LICENSEE.

         4. Preparation By LICENSEE:

         (a) LICENSEE is an independent contractor and shall, at its own expense, adapt a part of its factory, as may be necessary, install the necessary equipment and facilities, purchase the necessary raw materials and equipment, hire the necessary personnel, arrange for the transportation and delivery of the PRODUCTS and thereupon commence the manufacture and sale of the PRODUCTS. LICENSEE shall have, at its sole cost and expense, the sole responsibility to comply with all local laws relating to the manufacture and sale of the PRODUCTS, including, but not limited to, all labeling requirements.

         (b) LICENSEE agrees to maintain, at its sole cost and expense, products liability insurance covering both LICENSOR and LICENSEE in at least the following limits:

             Bodily Injury and Property Damage Liability
             Combined Single Limit:  U. S. $3,500,000.00

LICENSEE shall delivery to LICENSOR, promptly after execution of this Agreement, a certificate issued by the insurance company evidencing such coverage and providing that such insurance may not be cancelled, except with thirty (30) days written notice to LICENSOR and LICENSEE. If LICENSEE shall fail to maintain such insurance, LICENSOR may obtain it and charge the cost thereof to LICENSEE or may treat such failure as a breach of material provision of this Agreement.

         5. Inspection:

         (a) LICENSEE shall at all times permit LICENSOR, by representatives designated by LICENSOR, to inspect the design and manufacture of the PRODUCTS by LICENSEE and the PRODUCTS so manufactured by LICENSEE for sale under the TRADE SYMBOL.

Any such inspection shall be conducted during LICENSEE's normal business hours and in a manner which does not significantly interfere with or disrupt LICENSEE's normal business operations. At all times, LICENSEE shall comply with the reasonable quality control procedures furnished or approved, from time to time, in writing by LICENSOR.

         (b) LICENSEE shall submit to LICENSOR ten (10) specimens of the PRODUCTS sold under the TRADE SYMBOL every six (6) months.

6.       Title To The TRADE SYMBOL:

         (a) LICENSEE recognizes LICENSOR's title to the TRADE SYMBOL and shall not, at any time, do or suffer to be done any act or thing which will in any way impair the rights of LICENSOR in and to the TRADE SYMBOL. It is understood that LICENSEE shall not acquire and shall not claim title to the TRADE SYMBOL adverse to LICENSOR by virtue of the license granted to LICENSEE, or through LICENSEE's use of the TRADE SYMBOL, it being the intention of the parties that all of the use of the TRADE SYMBOL by LICENSEE shall at all times inure to the benefit of LICENSOR. LICENSEE further undertakes that in the event any infringement of the rights of LICENSOR to the TRADE SYMBOL in the TERRITORY comes to the notice of LICENSEE during the term of this Agreement, LICENSEE shall promptly notify LICENSOR, in writing, and shall join with LICENSOR, if required by LICENSOR, in writing, and at the expense of LICENSOR, in taking such steps, if any, as LICENSOR may deem advisable against the infringement, or otherwise, for the protection of its rights. LICENSEE shall take no such action without the express written consent of LICENSOR, which consent shall not be unreasonably withheld.

         (b) Upon termination or cancellation of this Agreement, by expiration or otherwise, LICENSEE shall immediately discontinue and shall thereafter refrain from the use of the TRADE SYMBOL, in any way or for any purpose whatsoever, and will not use, at any time, any trademarks, trade names, slogans, labels, copyrights, emblems, insignia, packages and other trade identifying symbols bearing confusing resemblance to the TRADE SYMBOL; provided, however, that LICENSEE, subject to LICENSEE's obligations to pay royalties and to account to LICENSOR with respect to said royalties as if this Agreement had not been so terminated and to otherwise comply with the terms and provisions of this Agreement as so terminated, may, in the regular course of business in the TERRITORY (i) sell out any stock of approved completed goods remaining in its hands as at the termination, and (ii) fill and satisfy any and all purchase orders for PRODUCTS accepted and outstanding, in whole or in part, prior to the date of cancellation or termination hereof, on condition that delivery of said goods is made within a period of six (6) months after the date of cancellation or termination of this Agreement, it is being expressly understood that no such sales are to be made at closeout or distress prices.

        7.      Royalties:

        (a) LICENSEE shall pay to LICENSOR, in consideration of the license granted to LICENSEE by LICENSOR hereunder a royalty of five percent (5%) of LICENSEE's NET SALES PRICE, as hereinafter defined, of the PRODUCTS bearing the TRADE SYMBOL.

        (b) The term "NET SALES PRICE", as used in this Agreement, shall mean the amount actually billed by LICENSEE on its sales of the PRODUCTS, after deducting, if not already deducted in the actual amount billed, normal and customary trade discount actually allowed, returns, taxes the legal incidence of which is on the purchaser and separately shown on LICENSEE'S invoices, and transportation and postage charges, if prepaid by LICENSEE and billed on LICENSEE'S invoices as a separate item; provided, however, that neither cash discounts (as distinguished from deductible "trade discounts"), advertising nor promotional allowances, even if already deducted in the actual amount billed, may be deducted in determining NET SALES PRICE; provided further, however, for the purposes of determining NET SALES PRICE, with respect to all such sales of other disposition made between or among LICENSEE, any parent, subsidiary, related or other affiliated business organizations of LICENSEE, for resale to a third party, the amount billed to the third party shall be deemed to be the amount actually billed by LICENSEE, and the sale to the third party shall be treated as a sale by LICENSEE. It is understood that any sales of closeouts, irregular or damaged merchandise and accommodation sales to employees or others are to be included for royalty computation purposes in LICENSEE's NET SALES at the actual sales price for such items.

        (c) Said PRODUCTS shall be deemed to have been sold when invoiced; if not invoiced, then when delivered, shipped or mailed, or when paid for, if paid for before delivery.

        (d) LICENSEE shall maintain itemized, complete and accurate books of account with respect to its performance under this Agreement.

        (e) LICENSEE shall render to LICENSOR an accounting, certified by a financial officer of LICENSEE, of the production, gross sales, allowable deductions taken under Subsection "(b)" above and NET SALES of the PRODUCTS made by LICENSEE and royalty computations for such CONTRACT QUARTER, as hereinafter defined, within thirty (30) days after the end of each such CONTRACT QUARTER. The amount of royalty payments determined to be due LICENSOR hereunder shall be made to LICENSOR within said thirty (30) days after the end of each CONTRACT QUARTER, provided, however, that anything to the contrary herein contained notwithstanding, the CONTRACT QUARTER ending on December 31, 1985 shall be deemed to include the period commencing with the EFFECTIVE DATE to the end of said CONTRACT QUARTER. In the event that LICENSEE does not make payment due under the provisions of this Agreement to LICENSOR within the thirty (30) day period specified, LICENSOR shall, at its option charge LICENSEE interest on the unpaid amount at the rate of two percent (2%) above the prime rate charged by Chemical Bank per annum. LICENSEE shall keep complete and accurate records of the production and sales of the PRODUCTS, including all information relevant to the computation of the royalty payments due hereunder. LICENSEE shall forward to

LICENSOR monthly sales reports within thirty (30) days after the close of each month. LICENSOR may review or may designate, at its expense, a certified public accountant to review the accounts of LICENSEE, for a period of not more than three (3) CONTRACT YEARS immediately preceding the date of review to determine whether proper accounting and payments have been made; provided, however, that if there is an error in favor of LICENSEE in excess of two percent (2%) in computing such accounting, all expenses in connection with such review shall be borne by LICENSEE. Such review will take place upon reasonable notice to LICENSEE and within regular business hours.

        (f) All payments due to LICENSOR hereunder shall be made to LICENSOR in United States dollars at LICENSOR's Treasurer's Office, or in such manner or at such other place as may be designated by LICENSOR in writing.

        (g) Any taxes, duties or imposts, other than income or profit taxes, assessed or imposed upon the sums due hereunder to LICENSOR or upon or with respect to this Agreement, shall be borne and discharged by LICENSEE and no part thereof shall be deducted from any amount payable to LICENSOR under any clause of this Agreement, said amounts to be net to LICENSOR, free of any and all deductions, except as provided herein.

        (h) The term "CONTRACT QUARTER" as used in this Agreement shall mean the three calendar months ending on the last days of March, June, September and December in each CONTRACT YEAR.

        (i) The term "FIRST CONTRACT YEAR" as used in this Agreement shall mean the period commencing with the EFFECTIVE DATE and ending on December 31, 1986 and each subsequent twelve (12) month period shall be hereinabove and hereinafter referred to as a "CONTRACT YEAR".

        8.      Guaranteed Payments:

        (a) LICENSEE hereby guarantees to pay to LICENSOR, as a guaranteed minimum royalty hereunder, a sum equal to at least the following;

(i)     U. S. $5,000.00 for FIRST CONTRACT YEAR;

to be paid upon signing, which will be credited against payments due during the "FIRST CONTRACT YEAR."

        9.      Promotional Activities:

        LICENSEE shall conscientiously work and fully develop the TERRITORY, use its best efforts to fully and adequately promote the sale of the PRODUCTS under the TRADE SYMBOL in the TERRITORY, and maintain the high standards of LICENSOR as to advertising and all other promotion and promotional material. No advertising or promotional material shall be used by LICENSEE until it has been submitted to and approved by LICENSOR, in writing, in advance. All advertising and promotional costs are to be borne by LICENSEE. LICENSOR's approval shall not be unreasonably withheld.

        10. Disclaimer Of Warranty: While LICENSOR believes that the TRADE SYMBOL licensed hereunder will not infringe on any rights, trademark or otherwise, owned by any other person, firm or corporation, it does not warrant that any such TRADE SYMBOL does not or will not infringe on any prior existing rights, trademark or otherwise, in any part of the world.

        11. Term: Unless sooner terminated as hereinafter provided, this Agreement shall commence as of the EFFECTIVE DATE and terminate on December 31, 1986. Willow will have the option for renewal for the 1987 calendar year at a similar minimum royalty of $5,000.00, such option to be exercised by December 1, 1986.

        12.     Termination;

        (a) Either party to this Agreement shall have, in addition to any other rights and remedies it may have the right to terminate the same on thirty (30) days written notice to the other, if the other party shall breach or default in the performance of any material provision hereof; provided, however, that if the party receiving such notice of termination shall cure the breach or default within such thirty (30) day period, the Agreement shall continue in full force and effect.

        (b) LICENSOR shall nave the right, notwithstanding any other provisions of this Agreement, and in addition to any other rights and remedies it may have, to terminate this Agreement forthwith and at any time if LICENSEE becomes insolvent; or if LICENSEE files a petition in bankruptcy or insolvency; or if LICENSEE is adjudicated bankrupt or insolvent; or if LICENSEE files any petition or answer seeking reorganization, readjustment, or arrangement of LICENSEE's business under any law relating to bankruptcy or insolvency; or if a receiver, trustee or liquidator is appointed for any of the property of LICENSEE and within thirty (30) days thereof LICENSEE fails to secure a dismissal thereof; or if LICENSEE makes any assignment for the benefit of creditors; or in the event of government expropriation of any of the assets of LICENSEE which relate to any activities contemplated by this Agreement.

        (c) If LICENSEE shall fail, for thirty (30) days after any financial obligation to LICENSOR incurred by it under this Agreement shall have become due, to discharge such obligation, LICENSOR shall have the right, notwithstanding any other provisions of this Agreement, and in addition to any other rights and remedies it may have, to terminate this Agreement forthwith.

        (d) LICENSOR shall have, notwithstanding any other provisions of this Agreement, and in addition to any other rights and remedies it may have, the right to terminate this Agreement, at any tine, on thirty (30) days written notice to LICENSEE if any competitor of LICENSEE is, or becomes an affiliate of LICENSEE.

        (e) In any event, termination shall not prejudice the right of either party to recover any payment due at the time of termination or accruing as a result thereof, nor shall it prejudice any cause of action or claim of either party accrued or to accrue by reason of any breach or default by the other party.

        13. Indemnification: LICENSEE agrees to indemnify LICENSOR and hold LICENSOR harmless for any and all, founded and unfounded, claims, suits, losses, costs and/or expenses, including, without limitation, attorneys' fees, arising out of or in connection with LICENSEE's performance under this Agreement and/or for copyright infringement, patent infringement and/or unfair competition caused by or arising out of the manufacture and/or sale of the PRODUCTS, except if any claim of infringement and/or unfair competition is the result solely due to LICENSEE's use at LICENSOR's TRADE SYMBOL. LICENSOR agrees to indemnify LICENSEE and will hold it harmless from and against any and all, founded or unfounded, claims, suits, losses, cost or expenses, arising out of LICENSEE's use of TRADE SYMBOL hereunder, provided that said use has been in accordance with the terms of this Agreement.

        14. Exoneration From Responsibility: Neither LICENSOR nor its employees shall have any responsibility for the operation or production of the manufacturing facilities contemplated under this Agreement, or for any decisions which may be made in connection therewith, whether upon the recommendation of LICENSOR or otherwise.

        15. Arbitration: Controversies of any kind relating to this Agreement shall be settled by arbitration in accordance with the rules then obtaining of the American Arbitration Association in the state of New York, which said arbitration shall be conducted in the city and state of New York. Both parties shall be bound by the decision in any such arbitration, and judgment upon such decision may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

        16. Construction: This Agreement shall be construed in accordance with the laws of the state of New York, United States of America.

        17. Independent Contractor: Nothing contained in this Agreement shall constitute LICENSEE the agent or legal representative of LICENSOR for any purpose whatsoever. LICENSEE is not granted any right or authority to assume or create any obligation or responsibility, expressed or implied, on behalf of, or in the name of LICENSOR, or to bind LICENSOR in any manner, or with respect to any thing whatsoever.

        18. Assignment: This Agreement shall not be assignable in whole or in part by LICENSEE without LICENSOR's prior written consent and any such purported assignment shall be void. Except as expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

        19. Notices: All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been given is delivered personally or sent by certified mail, return receipt requested, postage prepaid and addressed:

                        If to LICENSOR to:

                        MEM COMPANY, INC.

                        Northvale, New Jersey  07647



                        If to LICENSEE to:

                        Mr. Herbert Libowitz

                        WILLOW HOSIERY CO., INC.

                        350 Fifth Avenue

                        New York, New York   10118

or to such other addresses as may be furnished, from time to time, in writing, by the parties hereto.

        20.     Miscellaneous:

        (a) This Agreement contains the entire agreement of the parties hereto and no provision of this Agreement may be changed or modified except in writing signed by the parties hereto.

        (b) The failure of either party to enforce any right hereunder shall not be deemed a waiver of any other right hereunder or any other breach or failure by said party, whether of a similar nature or otherwise.

        (c) If any provision of this Agreement shall be declared void by any court or administrative body or competent jurisdiction, the validity of any other

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above-written.

(Corporate Seal)                         MEM COMPANY, INC.

                                         ("LICENSOR")

ATTEST:
By: /s/ Signature Illegible              By: /s/ Gay A. Mayer
   -----------------------------            --------------------------
                                            Gay A Mayer, President

Print Name  Gay A. Mayer
            ---------------------

Print Title Pres
            ---------------------


(Corporate Seal)

ATTEST:


By: /s/ Herbert W. Libowitz
   -------------------------------


Print Name  Herbert W. Libowitz
           ------------------------
Print Title President
           ------------------------